Exhibit 99

PRESS RELEASE	FOR IMMEDIATE RELEASE

     Contacts:

Investment Community	News Media

JAMES J. MURREN President, Chief Financial Officer & Treasurer (702) 693-8877	ALAN M. FELDMAN Senior Vice President Public Affairs (702) 891-7147

MGM MIRAGE COMPLETES $7.9 BILLION ACQUISITION OF
MANDALAY RESORT GROUP

Las Vegas, Nevada, April 25, 2005 — MGM MIRAGE (NYSE: MGG) today announced that it has completed its $7.9 billion acquisition of Mandalay Resort Group (NYSE: MBG).

“This is an historic moment not just for our company, but for the industry,” said Terry Lanni, Chairman and CEO of MGM MIRAGE. “The combination of MGM MIRAGE and Mandalay Resort Group creates the world’s leading gaming, entertainment and leisure company.

“There will be unrivaled opportunities in our dynamic new organization. Our dream combination of people and assets creates the best opportunity to serve an ever more diversified customer base. In representing all segments of the resort and gaming industry, we are better able to meet those needs and strategically realize revenue growth. As we do so, we will reach new milestones in our industry-leading diversity initiatives while at the same time continue to make a positive impact in the communities we serve,” Mr. Lanni said.

Immediately prior to the completion of the acquisition, Mandalay closed on the previously announced sale of its 53.5% interest in the MotorCity Casino in Detroit, Michigan for approximately $525 million and placed into escrow Mandalay’s 50% interest in the Grand Victoria riverboat casino in Elgin, Illinois.

MGM MIRAGE now owns and operates 24 hotel and casino properties in Nevada, Mississippi and Michigan and has investments in three other properties in Nevada, New Jersey and the United Kingdom. The company has more than 70,000 employees and pro forma revenues of more than $7 billion.

Jim Murren, MGM MIRAGE’s President, CFO and Treasurer said, “Our excellent financial position allowed us to complete this transaction while we maintain maximum flexibility for future growth. We believe that the combination of these two companies will produce material revenue and cost enhancement opportunities that result in an immediately accretive transaction for our shareholders and provide an unparalleled platform to expand our business.”

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MGM MIRAGE (NYSE:MGG), the world’s leading and most respected hotel and gaming company, owns and operates 24 properties located in Nevada, Mississippi and Michigan, and has investments in three other properties in Nevada, New Jersey, and the United Kingdom. MGM MIRAGE has also announced plans to develop Project CityCenter, a multi-billion dollar fixed-use urban development project in the heart of Las Vegas and has a 50% interest in the MGM Grand Macau, a development project in Macau S.A.R. MGM MIRAGE supports responsible gaming and has implemented the American

MGM MIRAGE • 3600 LAS VEGAS BLVD SOUTH • LAS VEGAS, NV 89109 • PH: 702.693.7120 • FX: 702.693.8626 •WWW.MGMMIRAGE.COM

Gaming Association’s Code of Conduct for Responsible Gaming at its properties. MGM MIRAGE also has been the recipient of numerous awards and recognitions for its industry-leading Diversity Initiative and its community philanthropy programs. For more information about MGM MIRAGE, please visit the company’s websites at http://www.mgmmirage.com and http://www.mandalayresortgroup.com.

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements about future financial and operating results and MGM MIRAGE’s anticipated acquisition of Mandalay Resort Group. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. The pertinent risk factors for each company can be found in its Form 10-K on file with the SEC.

MGM MIRAGE • 3600 LAS VEGAS BLVD SOUTH • LAS VEGAS, NV 89109 • PH: 702.693.7120 • FX: 702.693.8626 •WWW.MGMMIRAGE.COM